Exhibit 2.1
THIS SALE AND PURCHASE AGREEMENT (this “Agreement”) is made on the            day of                      2005.
BETWEEN:
SUN MEDIA INVESTMENT HOLDINGS LTD., a corporation incorporated and existing under the laws of the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands(the “Vendor”);
AND
SUN MEDIA INVESTMENT LIMITED., a company incorporated in the Hong Kong and having its registered office at Room 3503, 35th Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong (“SMIL”);
AND
SUN NEW MEDIA INC., a corporation incorporated in the State of Minnesota, United States of America and having its principal executive office at P.O. Box, 1142 South Diamond Bar Boulevard, Diamond Bar, CA 91765, California, United States of America (the “Purchaser”).
WHEREAS:
(A)	As at the date of this Agreement, the Vendor is the legal and beneficial owner the Sale Properties (as defined below), and SMIL is the legal and beneficial owner of the ASTV Shares (defined below);

(B)	The Vendor is the legal and beneficial owner of all the issued and paid up capital of SMIL;

(C)	The Purchaser is desirous of purchasing and the Vendor and SMIL are desirous of selling the Sale Properties and the ASTV Shares respectively, on the terms and subject to the conditions in this Agreement.
IT IS HEREBY AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“ASTV”	means Asia Premium Television Group Inc. a company incorporated in Nevada, United States of America and whose shares are traded on the NASD OTC Bulletin Board Services;

“ASTV Shares”	means the 48,629,331 restricted ordinary shares of ASTV at the price of US$0.02 per share, legally and beneficially owned by SMIL;

“ASTV Consideration Shares”	means 243,147 new restricted Purchaser Shares in the capital of the Purchaser to be allotted and issued to the Vendor as consideration for the sale of the ASTV Shares to the Purchaser;

“Business Day”	means any day on which commercial banks are open for business in Hong Kong (other than Saturdays, Sundays and days which are gazetted in Hong Kong as public holidays);

“Completion”	means completion of the transfer of the Sale Properties as well as the issue and allotment of the Consideration Shares as specified in Clause 5;

“Completion Date”	means the date on which Completion takes place pursuant to Clause 5;

“Consideration”	has the meaning ascribed to it in Clause 3.1;

“Damages”	means any and all losses, claims, causes of action, damages, and liabilities of any kind or nature whatsoever, including but not limited to, shortages, obligations, liabilities, payments, judgments, suits, litigation, proceedings, equitable relief granted, consents, agreed orders, settlements, awards, demands, offsets, defences, counterclaims, actions or proceedings, assessments, deficiencies, fines, penalties, assessments, costs, fees, disbursements, including without limitation, fees, disbursements and expenses of attorneys (including fees, disbursements and expenses of attorneys incurred in connection with the cost of defence of any claims or causes of action on an indemnity basis), accountants and other professional advisors and of expert witnesses and costs of investigation and preparation and costs of court of any kind or nature whatsoever, interest and penalties. Damages shall not include diminution in value, indirect, consequential, special or punitive damages, loss of profits or loss of reputational goodwill;

“Encumbrances”	mean any claim, charge, mortgage, security, lien, option, pledge, assignment of receivables, debenture, equity, power of sale, hypothecation or other third party rights, right to acquire, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

“Intellectual Property Rights”	means all intellectual property rights of the Vendor in respect of the Program Rights throughout the world and applications therefore, including:

(a) all patents and applications for patents filed throughout the world after the date hereof;

(b) all trademarks, service marks, trade names and registered user names throughout the world, including registrations and applications for registration thereof, if any;

(c) all copyright registrations throughout the world and applications therefor, and any other nonregistered copyrights; and

(d) all designs, plans, nonmarketing trade secrets, inventions, processes, procedures, research records, manufacturing know-how and manufacturing formulae, wherever located.

“Long-Stop Date”	means 5.00 p.m. on 30 December 2005;

“Parties”	shall collectively mean the Purchaser, the Vendor, SMIL, and their respective permitted assigns and successors, and “Party” shall mean any one of them;

“PRC”	means the People’s Republic of China;

“Program Rights”	means the rights to adapt the televisions programmes as set out in Schedule 1, and forming part of the Sale Properties;

“Proprietary Information”	means all information belonging to a Party of a confidential nature obtained by the other Party as a result of entering into or performing this Agreement including, without limitation, all know-how and trade secrets of the each Party;

“Purchaser Shares”	means ordinary common shares having a nominal value of US$0.01 each in the share capital of the Purchaser and “Purchaser Share” shall mean any one of such share;

“Sale Properties”	means the assets and properties located in PRC (including the Program Rights and all Intellectual Property Rights therein) which are legally and beneficially owned by the Vendor as set out in Schedule 1 and “Sale Property” means any one of them;

“Securities Act”	means the Securities Act of 1933 of the United States, 15 U.S.C. § 77a et seq.;

“Tax Authority”	means any taxing or other authority, body or official competent to administer, impose or collect any and all forms of taxation and statutory, governmental, supra governmental, state, provincial, local government or municipal impositions, duties, contributions and levies (including withholdings and deductions), whether in Hong Kong, the United States of America or elsewhere in the world, whenever imposed and however arising and all penalties, fines, charges, costs and interest, together with the cost of removing any charge or other encumbrance relating thereto;

“US$”	means the lawful currency of the United States of America; and

“Vendor Consideration Shares”	means 617,500 new restricted Purchaser Shares in the capital of the Purchaser to be allotted and issued to the Vendor as consideration for the sale of the Sale Properties to the Purchaser;

“Warranties”	means the representations, warranties and undertakings of the respective Parties set out in Clause 6 and each shall be referred to as a “Warranty”.
1.2	References to any statute shall be construed as references to such statute as amended or re-enacted or modified (whether before or after the date of this Agreement) from time to time.

1.3	References herein to Clauses, Schedules and Appendices are to clauses in and schedules and appendices to this Agreement. The Schedules and Appendices form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.4	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	Words importing the singular shall include the plural and vice versa, words importing a specific gender shall include the other genders (male, female or neuter); and “person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that “person” may be sometimes used in this Agreement in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

1.6	Where an act is required to be done within a specified number of days after or from a specified date, the period is inclusive of and begins to run from the date so specified.

2.	SALE AND PURCHASE OF SALE PROPERTIES AND THE ASTV SHARES

2.1	Subject to the terms and conditions of this Agreement:
(i)	the Vendor shall on Completion sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall on Completion purchase and accept such sale, transfer, conveyance, assignment and delivery from the Vendor, all the Vendor’s right, title and interest in and to the Sale Properties (including the Intellectual Property Rights) free from any and all Encumbrances; and

(ii)	SMIL shall on Completion sell, and the Purchaser shall on Completion purchase, the ASTV Shares free from all Encumbrances and together with all rights and advantages now and hereafter attaching thereto as at Completion.
2.2	The Vendor shall do all things necessary to procure the sale of the ASTV Shares to the Purchaser in accordance with Clause 2.1(ii) above.

3.	CONSIDERATION

3.1	The consideration (the “Consideration”) for:
(a)	the purchase of the Sale Properties shall be the sum of US$2,470,000, to be satisfied in full by the allotment and issue of the Vendor Consideration Shares by the Purchaser to the Vendor on Completion; and

(b)	the purchase of the ASTV Shares shall be the sum of US$972,587 to be satisfied in full by the allotment and issue of the ASTV Consideration Shares by the Purchaser to the Vendor on Completion.
3.2	Each of the Vendor and SMIL understand that the Vendor Consideration Shares and the ASTV Consideration Shares (as the case may be) have not been registered under the Securities Act and are considered “restricted securities” as they are being issued pursuant to certain exemptions from the registration requirements of the Securities Act, and therefore such Vendor Consideration Shares and/or the ASTV Consideration Shares (as the case may be) may not be resold unless a subsequent disposition is registered under the Securities Act or is exempt from such registration. It is understood that the securities certificates evidencing the Vendor Consideration Shares and/or the ASTV Consideration Shares (as the case may be) will bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISTRIBUTED DIRECTLY OR INDIRECTLY, IN THE UNITED STATES, ITS TERRITORIES, POSSESSIONS, OR AREAS SUBJECT TO ITS JURISDICTION, OR TO OR FOR THE ACCOUNT OR BENEFIT OF A “U.S. PERSON” AS THAT TERM IS DEFINED IN RULE 902 OR REGULATION S OF THE ACT, AT ANY TIME PRIOR TO ONE (1) YEAR AFTER THE ISSUANCE OF THIS CERTIFICATE, EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT, OR (ii) IN COMPLIANCE WITH AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT. ANY SALES, TRANSFERS OR DISTRIBUTIONS OF THE SECURITIES MUST BE MADE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE ACT.”
4.	CONDITIONS PRECEDENT

4.1	Completion of the sale and purchase of the Sale Properties and the ASTV Shares is conditional upon fulfilment of the following conditions on or prior to the Completion Date:

4.1.1	the approval of the Board of Directors of the Purchaser being obtained at a Board meeting of the Purchaser for (i) the Purchaser’s entry into this Agreement; and (ii) the transactions contemplated under this Agreement. In this regard, as the transactions contemplated by this Agreement constitute transactions between the Purchaser and a “related party”, the Parties agree that the transaction requires the approval of a majority of the disinterested directors before the requisite approval under this clause is deemed to have been obtained,

4.1.2	the warranties and representations given by the Parties in Clause 6 remaining true and accurate in all respects at Completion, as if repeated at Completion, and at all times between the date of this Agreement and Completion;

4.1.3	all other necessary consents, approvals, registrations or waivers, if any, for the sale and purchase of, and the transfer of the legal and beneficial ownership in the Sale Properties and the ASTV Shares (including the transfer to and registration of the Purchaser as the registered proprietor of the ASTV Shares and the Intellectual Property Rights) and any other transactions contemplated thereby, being obtained, granted and not withdrawn or revoked by third parties (including without limitation, government bodies, stock exchanges of the PRC and any other relevant authorities having jurisdiction over the transactions contemplated under this Agreement) and if such consents are obtained subject to any conditions and where such conditions affect any of the Parties, such conditions being acceptable to the Party concerned and, if such conditions are required to be fulfilled before Completion, such conditions being fulfilled before Completion.
4.2	Other than the requirement of obtaining the Board approval under Clauses 4.1.1, and 4.1.2, the Purchaser may waive all or any of the conditions in Clause 4.1.3 at any time by notice in writing to the Vendor. Correspondingly, the Vendor may waive all or any of the conditions in Clause 4.1.3 (insofar as Clause 4.1.3 relates to the Vendor at any time by notice in writing to the Purchaser.

4.3	If the conditions set out in Clause 4.1 above shall not have been fulfilled on or before the Long-Stop Date (or such longer period as the Purchaser and the Vendor may from time to time mutually agree from the date of this Agreement) or waived by the Purchaser in accordance with Clause 4.2, then save as expressly provided, this Agreement shall from such date ipso facto cease and determine and none of the Parties shall have any claim against the other for any costs, damages, compensation or otherwise save in respect of any antecedent breach of this Agreement.

5.	COMPLETION

5.1	Completion shall take place on the date falling ten (10) Business Days after the date on which all the conditions set out in Clause 4.1 are fulfilled (or waived by the Purchaser, as the case may be) at the offices of the Vendor, or at such other time and place as the Parties may agree in writing.

5.2	At Completion, SMIL shall deliver (only in relation to the items in Clauses 5.2(c) and (e) below), and the Vendor shall deliver or procure to be delivered to the Purchaser (in relation to all the items in Clause 5.2):
(a)	the Sale Properties;

(b)	a duly executed deed of assignment in the form attached as Schedule 2 hereto for the assignment of the Intellectual Property Rights to the Purchaser; and

(c)	duly executed transfer forms in respect of the ASTV Shares in favour of the Purchaser (or as it may direct) accompanied by the relevant share certificates for the ASTV Shares;

(d)	certified copies of a resolution of the Vendor’s board of directors authorising (i) the sale of the Sale Properties and the ASTV Shares and (ii) the execution and completion of this Agreement and all other documents and agreements ancillary or pursuant thereto or in connection therewith, and the execution thereof under the common seal of the Vendor and/or evidence satisfactory to the Purchaser of the authority of any person signing on behalf of the Vendor; and

(e)	certified copies of a resolution of SMIL’s board of directors authorising (i) the sale of the ASTV Shares and (ii) the execution and completion of this Agreement and all other documents and agreements ancillary or pursuant thereto or in connection therewith, and the execution thereof under the common seal of SMIL and/or evidence satisfactory to the Purchaser of the authority of any person signing on behalf of SMIL.
5.3	At Completion and against compliance by SMIL and the Vendor with Clause 5.2, the Purchaser shall :-
5.3.1	deliver or cause to be delivered to the Vendor certified true copies of a resolution of the Purchaser’s board of directors authorising and approving (i) the acquisition of the Sale Properties and the ASTV Shares (ii) the execution and completion of this Agreement and of all other documents and agreements ancillary or pursuant thereto or in connection therewith, and the execution thereof under the common seal of the Purchaser and/or evidence satisfactory to the Vendor of the authority of any person signing on behalf of the Purchaser; (iii) the allotment and issue of the Vendor Consideration Shares to the Vendor or its nominees; (iv) the issue of new share certificates in respect of the Vendor Consideration Shares in favour of the Vendor or its nominees; (v) the allotment and issue of the ASTV Consideration Shares to the Vendor or its nominees; and (vi) the issue of new share certificates in respect of the ASTV Consideration Shares in favour of the Vendor or its nominees.

5.3.2	allot and issue, the Vendor Consideration Shares to the account of the Vendor provided in writing by the Vendor;

5.3.3	allot and issue, the ASTV Consideration Shares to the account of the Vendor provided in writing by the Vendor;

5.3.3	such waivers or consents as may be necessary to enable the Vendor or its nominees to be registered as holder of the Vendor Consideration Shares and the ASTV Consideration Shares.
5.4	If any or all of the documents required to be delivered by any Party is not for any reason fully complied with in any respect at Completion, the Party not in default shall be entitled to (in addition and without prejudice to all other rights or remedies available to it, including the right to claim damages):-

5.4.1	rescind this Agreement; or

5.4.2	proceed with Completion so far as practicable (without prejudice to its rights to claim damages from the defaulting Party for its failure to comply with any of the conditions in Clause 5 or any of its rights under this Agreement); or

5.4.3	defer Completion to a date not more than twenty eight (28) days after the Completion Date but not after the Long Stop-Date (or such further period as the Parties may mutually agree in writing), in which case the provisions of this Clause 5 shall apply to Completion as so deferred.
6.	WARRANTIES

6.1	Each Party hereby represents and warrants to the other Parties as at the date of this Agreement and on Completion Date that:-
6.1.1	it is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated and has full power and authority, and has taken all action necessary to execute and deliver this Agreement and to consummate the transactions contemplated thereby;

6.1.2	this Agreement and all such other agreements and obligations that may be entered into and undertaken by it in connection with the transactions contemplated hereby constitute valid and legally binding obligations upon it and enforceable against it in accordance with the respective terms of such agreements or obligations;

6.1.3	to the best of the knowledge, information and belief of each of the Vendor, SMIL and the Purchaser, having made due and careful inquiries with regards to itself only no steps have been taken or are contemplated by it or any third party, and no circumstances exist, which may at any time hereafter lead to a result which causes any of the warranties and representations contained in Clauses 6.1.1 and 6.1.2 to be no longer true or accurate; and
6.2	The Purchaser further represents, warrants and undertakes to the Vendor that:-
6.2.1	to the best of its knowledge, information and belief, the Purchaser has or will have complied with all securities laws (including, without limitation, the Securities Act) applicable to it;

6.2.2	the Vendor Consideration Shares and the ASTV Consideration Shares, will, as and when they are allotted and issued, be free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the Securities Act and applicable laws of the United States; be duly and validly authorized and on the date of issuance will be duly and validly issued, fully paid and non-assessable; will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Purchaser; and will not subject the holders thereof to personal liability by reason of being such holders.

6.2.3	it will on Completion and at all times thereafter, until the issue and allotment of the Vendor Consideration Shares and the ASTV Consideration Shares be validly authorised to allot and issue such shares to the Vendor;
6.3	The Vendor further represents, warrants and undertakes to the Purchaser that:
6.3.1	it is the sole legal and beneficial owner (having good and marketable title) of the Sale Properties, and all the Sale Properties are in its possession or control, in particular, it is the owner and/or registered proprietor (where applicable of the Intellectual Property Rights, and has the power and authority to sell, transfer, convey, assign and deliver the Intellectual Property Rights to the Purchaser in accordance with the terms of this Agreement; and

6.3.2	none of the Sale Properties is the subject of any Encumbrance whatsoever, and it has not created or entered into any agreement or commitment to create the same. No claim has been made by any person or entity claiming to be entitled to any such Encumbrance, and there are no circumstances likely to give rise to the same
6.4	SMIL further represents, warrants and undertakes to the Purchaser that
(a) it is or will on Completion be beneficially entitled to or are otherwise able to transfer the ASTV Shares to the Purchaser and/or its nominees under this Agreement;
(b) the ASTV Shares are or will on Completion be free from all and any Encumbrances whatsoever, and no other person has or shall have any rights of pre-emption over such ASTV Shares; and
(c) the ASTV Shares are and shall have been authorised, validly issued, allotted and fully paid-up.
6.4	Each Party acknowledges to the other that sale of the Sale Properties shall be on an “as is, where is” basis and all warranties on conditions whether express or implied, statutory or otherwise as to the state of these assets are hereby excluded save for the Vendor’s Warranties as to title and freedom from Encumbrances as set out in this Agreement.

6.6	Each of the Vendor, SMIL and the Purchaser further warrants and undertakes to each other (with the intent that the provisions of this Clause 6 shall continue to have full force and effect notwithstanding Completion) that all Warranties contained herein will be fulfilled down to and will be true and correct in all respects at Completion as if they had been entered into afresh at Completion.

6.7	The Warranties shall be separate and independent and save as expressly provided, shall not be limited by reference to any other Clause or anything in this Agreement. If any Warranty shall be held to be illegal or unenforceable, in whole or in part, by any relevant governing authority, such Warranty shall to that extent be deemed not to form part of the Warranties and shall not affect the legality or enforceability of the same, whether in whole or in part.

6.8	Each Party acknowledges that the other Parties have entered into this Agreement in full reliance upon and on the basis of each of the Warranties contained herein.

6.9	If prior to Completion, any event shall occur which results or may result in any of the Warranties being unfulfilled, untrue or incorrect in any respect as at Completion, each of SMIL, the Vendor and the Purchaser, upon becoming aware of the same, shall immediately notify the other Parties in writing thereof prior to Completion and the Party giving such notice shall make all such investigations and do all such acts concerning the event or matter which the other Parties may require.

6.10	None of the Parties shall do, allow or procure any act or omission before Completion which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties inaccurate or misleading if they were so given; and

6.11	Each Party acknowledges to the other Parties that it has not relied on or been induced by any other representations or warranties made by the other Parties or any of its agents or representatives to enter into this Agreement save for the Warranties expressly set forth herein.

7.	WAIVER

Save as otherwise provided in this Agreement, no failure to exercise, nor any delay in exercising on the part of any of the Parties any right or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

8.	INDEMNITIES

Each Party shall indemnify and hold the other Parties and its directors, officers, employees, agents, successors and assigns (collectively, in such capacity as the parties to be indemnified under this Agreement, the “Indemnified Parties”) harmless from and against any liability, claim, cost, loss, damage or expense (including, without limitation, reasonable legal fees and disbursements on a full indemnity basis), or judgments which they (or any of them) may incur or suffer as a result of the first mentioned Party’s breach of any of its Warranties or its failure to duly and punctually perform any covenant, agreement or undertaking on its part under this Agreement.

9.	SECRECY

9.1	Each Party shall keep, and shall ensure that their respective employees, agents and contractors shall keep, the Proprietary Information secret and confidential and will not use the same in any way or for any purpose other than as contemplated in this Agreement nor shall they divulge the same to any third party whatsoever other than as contemplated in the Agreement.

9.2	Each Party may disclose Proprietary Information if and to the extent required by law, order or court of the rules of any relevant regulatory authority or stock exchange and if and to the extent the information has come into the public domain through no fault of that Party.

9.3	Upon termination of this Agreement, each Party shall, within five (5) Business Days of the other Parties giving notice, return all copies of any documents containing

Propriety Information of the requesting Party, erase or expunge all such Proprietary Information from its own records and shall certify compliance with this Clause to the requesting Party.

10.	RESTRICTION ON ANNOUNCEMENTS

Save as may be required to be disclosed pursuant to any applicable requirement issued by any competent governmental or statutory authority or rules or regulations of any relevant regulatory body (including, without limitation, any relevant stock exchange), each Party undertakes that prior to Completion it will not make any announcement in connection with this Agreement unless the other Parties shall have given its written consent to such announcement (which consent not to be unreasonably withheld).

11.	CONTINUING EFFECT OF AGREEMENT

11.1	All provisions of this Agreement (including the Warranties), insofar as they have not been fully performed at Completion, shall not in any respect be extinguished or affected by Completion or by any other event or matter whatsoever and shall continue in full force and effect.

11.2	This Agreement shall be binding on and shall enure for the benefit of the Parties and their respective successors and assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

12.	ENTIRE AGREEMENT

12.1	This Agreement and the documents referred to herein constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, correspondence or understanding, express or implied, oral or written.

12.2	The Parties agree that no modification, variation or amendment shall be made to this Agreement unless otherwise agreed to by the Parties in writing.

13.	TIME OF THE ESSENCE

Time shall be of the essence of this Agreement, both as regards the dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

14.	FURTHER ASSURANCE

Each Party shall at its cost execute and deliver all such instruments and other documents and take all such actions as the other Parties may from time to time request in order to give full effect to the purposes of this Agreement. Without limiting the generality of the foregoing, the Vendor and/or SMIL shall execute all documents and do all things necessary to enable the Purchaser to appropriately record the assignment and transfer of the Intellectual Property Rights and/or the ASTV Shares

(as the case may be) hereunder, including execution of appropriate assignments of rights, share transfers or registrations and other documentation.

15.	PARTIAL INVALIDITY

If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, by any relevant governing authority such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

16.	COSTS AND STAMP DUTY

16.1	Each Party shall bear its own legal and other costs and expenses incurred in relation to or in connection with the negotiation, preparation and execution of this Agreement.

16.2	The Vendor shall bear all stamp duty payable in connection with the allotment and issue of the Vendor Consideration Shares and the ASTV Consideration Shares by the Purchaser to the Vendor.

17.	NOTICES

17.1	All notices, demands or other communications required or permitted to be given or made under or in connection with this Agreement shall be in writing and delivered personally or sent by prepaid registered post or by fax addressed to the intended recipient thereof at its address, or fax number, and marked for the attention of such person (if any), set out under its name (or to such other address or fax number as a Party may from time to time notify the other). Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally) immediately or (if made by fax) upon receipt by the sender of the transmission report indicating that the notice or communication has been sent in full to the recipient’s fax number or such other similar medium of receipt or (if sent by post) three (3) Business Days after posting and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing the same was duly addressed, stamped and posted or that the transmission report indicates that the notice or communication has been sent in full to the recipient’s fax number. A notice given in accordance with this Clause 18.1 but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be duly served on the next Business Day in that place.

17.2	The address and facsimile number of each party for all notices under or in connection with this Agreement are:

The Vendor	:	SUN MEDIA INVESTMENT HOLDINGS LTD.
Address	:	Unit 01-03 20/F China Insurance Building,
166 Lujiazui East Road, Pudong, Shanghai, PRC
Fascimile No.	:	8621-6391006
Attention	:	John Li Zongyang

SMIL	:	SUN MEDIA INVESTMENT LIMITED
Address	:	22/f Sino Favour Centre No. 1 On Yip Street Chai Wan Hong Kong
Fascimile No.	:	+852 2795 4964
Attention	:	John Li Zongyang

The Purchaser	:	SUN NEW MEDIA INC.
Address	:	22/f Sino Favour Centre No. 1 On Yip Street Chai Wan Hong Kong
Fascimile No.	:	+852 2795 4964
Attention	:	Dr Bruno Wu Zheng
or any other address or facsimile number notified by that Party for this purpose to the other Party by not less than 5 Business Days’ notice.
18.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

18.1	This Agreement shall be governed by, and shall be construed in accordance with Hong Kong law.

18.2	Each Party hereto irrevocably agrees for the benefit of the other Parties that the courts of Hong Kong shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and, accordingly, any legal action or proceedings arising out of or in connection with this Agreement (the “Proceedings”) shall be brought in those courts and for this purpose, each party irrevocably submits to the jurisdiction of such courts.

18.3	Each Party hereto irrevocably waives any objection which it may at any time have to any Proceedings being commenced in the Hong Kong courts and any claim that any such court is not a convenient or appropriate forum.

18.4	Any process in any Proceedings anywhere may be served on any Party by being delivered to or left for that party at its address for service of notices under Clause 17. Nothing shall affect the serving of process in any other manner permitted by law.

19.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by fax and shall be as valid and effectual as if executed as an original.

AS WITNESS WHEREOF this Agreement has been executed under the hands of the duly authorised representatives of the Parties on the day and year first written.

The Vendor

Signed by	)
for and on behalf of	)
SUN MEDIA INVESTMENT HOLDINGS LTD.	)
In the presence of:

Name :

Signed by	)
for and on behalf of	)
SUN MEDIA INVESTMENT LIMITED	)
In the presence of:

Name :

The Purchaser

Signed by	)
for and on behalf of	)
SUN NEW MEDIA INC.	)
In the presence of:

Name :

SCHEDULE 1
Sale Properties
1. Eight Vehicles
2. Property (Huating Jia Garden)
3. Permanent non-exclusive global rights to edit and adapt the program materials for “Yang Lan’s Horizon” (158 titles, 132 hours)
4. Permanent non-exclusive global rights to edit and adapt a variety of programs in the SMIH content library. (2986 Titles, 863 hours)

SCHEDULE 2
DEED OF ASSIGNMENT
DATED                      2005
SUN MEDIA INVESTMENT HOLDINGS LTD
- and -
SUN NEW MEDIA INC.

DEED OF ASSIGNMENT OF INTELLECTUAL PROPERTY

     CONTENTS

Clause		Page No.
1.	DEFINITIONS	3
2.	ASSIGNMENT	3
3.	REPRESENTATION AND WARRANTY	3
4.	SELLERS’ AND ASSIGNORS’ UNDERTAKINGS	3
V.	COMPLETION	3
VI.	GOVERNING LAW	3
SCHEDULE 1		3

DEED OF ASSIGNMENT OF INTELLECTUAL PROPERTY
THIS DEED OF ASSIGNMENT (this “Deed”) is made on the            day of                      2005.
BETWEEN:
SUN MEDIA INVESTMENT HOLDINGS LTD., a corporation incorporated and existing under the laws of the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands(the “Vendor”);
AND
SUN NEW MEDIA INC., a corporation incorporated in the State of Minnesota, United States of America and having its principal executive office at P.O. Box, 1142 South Diamond Bar Boulevard, Diamond Bar, CA 91765, California, United States of America (the “Purchaser”).
WHEREAS
(A)	Pursuant to an asset purchase agreement between the Vendor and the Purchaser, dated [ ] (the “Asset Purchase Agreement”) the Vendor agreed to sell and the Purchaser agreed to purchase certain assets of the Vendor (the “Sale Properties”).

(B)	The Intellectual Property Rights (defined below) constitute part of the Sale Properties.

(C)	In accordance with the terms of the Asset Purchase Agreement, the Vendor has agreed to, assign all their respective rights in the Intellectual Property to the Purchaser.

(D)	Pursuant thereto, the Vendor agrees to assign all the Intellectual Property to the Purchaser (or such other assignee as it may in its sole option nominate) on the terms and conditions of this Deed.

(E)	The Purchaser agrees to accept the relevant assignments on the terms and conditions of this Deed.

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NOW THEREFORE THIS DEED WITNESSES as follows
1.	DEFINITIONS

1.1	In this Deed, unless the context otherwise requires, the following words have these meanings:

“Intellectual Property Rights” means all intellectual property rights of the Vendor in respect of the Program Rights throughout the world and applications therefore, including:
(a)	all patents and applications for patents filed throughout the world after the date hereof;

(b)	all trademarks, service marks, trade names and registered user names throughout the world, including registrations and applications for registration thereof, if any;

(c)	all copyright registrations throughout the world and applications therefor, and any other nonregistered copyrights; and

(d)	all designs, plans, nonmarketing trade secrets, inventions, processes, procedures, research records, manufacturing know-how and manufacturing formulae, wherever located.
“Program Rights” means the rights to adapt the televisions programmes as set out in Schedule 1, and forming part of the Sale Properties;

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1.2	In this Deed, unless the context otherwise requires:
(i)	the singular includes the plural and vice versa;

(ii)	a reference to an individual or person includes a corporation, partnership, purchaser, association, authority, trust, state or government and vice versa;

(iii)	the table of contents and headings are for convenience only and do not affect interpretation;

(iv)	a reference to a party is a reference to a party to this Deed and includes that party’s permitted assigns;

(v)	where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning; and

(vi)	including and similar expressions are not and must not be treated as words of limitation.
2.	ASSIGNMENT

2.1	The Vendor hereby assigns to the Purchaser absolutely, unconditionally and irrevocably all its rights and interests in the Intellectual Property Rights free from all liens, charges, security interests and/or any other form of encumbrance whatsoever and howsoever arising.

2.2	The Vendor further agrees and covenants that if, by operation of law or otherwise, it retains in his name any of the Intellectual Property Rights he will hold such Intellectual Property Rights on trust for the Purchaser and execute such documents as the Purchaser shall require to assign such Intellectual Property Rights to the Purchaser

2.3	The Vendor hereby acknowledges and declare that the Consideration (as defined and referred to in the Asset Purchase Agreement) includes good and valuable consideration for the assignment of the Intellectual Property under this Deed.

2.4	The assignments under this Deed shall take effect immediately upon the execution of this Deed.

2.5	The Vendor shall do all things necessary or desirable to procure that the assignments under this Deed are effected according to the terms herein.

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2.6	The assignment effected by this Deed shall include the right of the Purchaser to be registered (or to nominate such other person or entity as it may in its sole discretion decide) as proprietor of the Intellectual Property Rights assigned to it, and the right of the Purchaser (or such designated assignee) to bring proceedings against any third party in respect of the Intellectual Property Rights assigned to it (including the right to take action and claim damages in respect of all past infringements and the right to take proceedings against any third party for infringement of copyright or trade marks or for passing-off or for otherwise infringing the rights of the Purchaser (or such designated assignee) in the Intellectual Property Rights assigned to it hereunder).

3.	REPRESENTATION AND WARRANTY

The Vendor represents, undertakes and warrants that it has all the rights, interests and title to, in its respective Intellectual Property Rights, and is free to enter into an assignment of such rights, interests and title to the Purchaser.

4.	SELLERS’ AND ASSIGNORS’ UNDERTAKINGS

The Vendor undertakes to:
(i)	use its best endeavours to do all things necessary or desirable to give full effect to this Deed, including the execution of all deeds or documents in any jurisdiction whatsoever to complete and perfect and/or register the assignments and the Purchaser’s right to the Intellectual Property Rights assigned to it hereunder;

(ii)	refrain from doing or failing to do any act or thing that would or might invalidate or put in jeopardy the Purchaser’s title to the Intellectual Property Rights assigned to it hereunder;

(iii)	forthwith notify the Purchaser of any infringement of the Intellectual Property Rights assigned to it hereunder, or of any event which may jeopardise such Intellectual Property rights;

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(iv)	oppose any application for de-registration, where applicable, of the Intellectual Property; Rights and

(v)	indemnify and keep indemnified the Purchaser against any loss or damage suffered by any of them arising from the breach of any of the provisions of this Deed.
V.	COMPLETION

The Vendor shall execute all documents and do all things that are reasonably necessary to enable the Purchaser to appropriately record the assignment and transfer of the Intellectual Property Rights assigned to it.

VI.	GOVERNING LAW

This Deed is governed by the laws of Hong Kong. Each party irrevocably submits to the non-exclusive jurisdiction of the Courts of Hong Kong.

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IN WITNESS WHEREOF this Deed has been entered into on the date stated at the beginning.

The Common Seal of	)
SUN MEDIA INVESTMENT HOLDINGS LTD.	)
was hereunto affixed	)
in the presence of:	)

Executed on behalf of	)
SUN NEW MEDIA INC.	)
by	)
in the presence of:	)

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SCHEDULE 1
Programme Rights
1. Permanent non-exclusive global rights to edit and adapt the program materials for “Yang Lan’s Horizon” (158 titles, 132 hours)
2. Permanent non-exclusive global rights to edit and adapt a variety of programs in the SMIH content library. (2986 Titles, 863 hours)

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DATED THIS            DAY OF                      2005

BETWEEN
SUN MEDIA INVESTMENT HOLDINGS LTD.
AND
SUN NEW MEDIA INC.

AGREEMENT
relating to the sale and purchase
of certain assets